Exhibit 4.1

WKN	604611
ISIN	DE0006046113
Ordnungs-Nr. 30

Biofrontera AG

Leverkusen

Globalurkunde

über bis zu 6.000.000 auf den Namen der Lang & Schwarz Broker GmbH, Düsseldorf lautende Namensstammaktien der Biofrontera AG, Leverkusen, in Form von Stückaktien mit einem rechnerischen Nennwert von je EUR 1,00

Stückenummern ____ bis ____

Die Anzahl der in dieser Globalurkunde verbrieften und begebenen Aktien ergibt sich aus der aktuellen EDV-basierten Depotdokumentation der Clearstream Banking AG, Frankfurt am Main.

Diese Globalurkunde ist ausschließlich zur Verwahrung bei Clearstream Banking AG, Frankfurt am Main, bestimmt.

Zu dieser Globalurkunde wurde kein Globalgewinnanteilschein ausgefertigt.

Die in dieser Globalurkunde verbrieften Aktien sind ab dem 1. Januar 2017 gewinnberechtigt.

Leverkusen, im Februar 2018

Biofrontera AG, vertreten durch

/s/ Hermann Lübbert	/s/ Thomas Schaffer

Hermann Lübbert, Vorstandsvorsitzender	Thomas Schaffer, Finanzvorstand

Biofrontera AG

Leverkusen

Global Certificate

For up to 6,000,000 registered no-par value ordinary shares of Biofrontera AG, registered under the name of Lang & Schwarz Broker GmbH, Düsseldorf with a notional share in the share capital of EUR 1.00 per share share number ____ to ____

The number of shares securitized and issued in this global certificate is derived from the current IT-based securities account documentation of Clearstream Banking AG, Frankfurt am Main.

This global certificate is intended exclusively for safekeeping with Clearstream Banking AG, Frankfurt am Main.

No global profit participation certificates were issued for this global certificate.

The shares evidenced by this global certificate are entitled to dividends as of January 1, 2017.

Leverkusen, February 2018

Biofrontera AG, represented by

/s/ Hermann Lübbert	/s/ Thomas Schaffer

Prof. Dr. Hermann Lübbert, Chairman of the Management Board	Thomas Schaffer, Chief Financial Officer